SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                  August 19, 1999
                Date of Report (Date of earliest event reported)


                                CENTURYTEL, INC.
             (Exact name of Registrant as specified in its charter)


       LOUISIANA                     1-7784                   72-0651161
(State or other jurisdiction      (Commission             (I.R.S. Employer
   of incorporation)              File Number)          Identification Number)




                             100 Century Park Drive
                             Monroe, Louisiana            71203
               (Address of principal executive offices) (Zip Code)



                                 (318) 388-9O00
              (Registrant's telephone number, including area code)




Item 5.     Other Events

On August 19, 1999, the Registrant (i) entered into a joint venture with various co-investors to purchase telephone access lines in Wisconsin from an affiliate of GTE Corporation ("GTE") and (ii) entered into a preliminary letter of intent to purchase additional telephone access lines in Wisconsin from GTE.

Purchase by Joint Venture  Company.  The  Registrant and its  co-investors  have
----------------------------------
organized a new company, named Telephone USA of Wisconsin, LLC (the "JV Company"), for the purpose of purchasing telephone access lines from GTE in exchange for $170 million cash, subject to certain adjustments described below. Subject to various conditions, in exchange for an 89% equity interest, the Registrant has agreed to invest approximately $37.8 million cash in the JV Company, which will be used to partially fund the $170 million GTE purchase price. The JV Company anticipates paying the remainder of the purchase price principally through funds to be borrowed from the Registrant or a third party lender. The Registrant will elect two of the JV Company's five directors, will have voting power with respect to significant transactions, and will provide operational, financial and managerial support services to the JV Company.

The assets to be purchased by the JV Company will include all telephone access lines (which numbered approximately 61,600 as of December 31, 1998) and related property and equipment comprising GTE's local exchange operations in 35 exchanges in predominantly rural and suburban markets throughout Wisconsin, substantially all of which are adjacent to properties currently owned by the Registrant. The assets to be purchased will not include (i) GTE's cellular, PCS, inter-LATA long distance or internet operations, (ii) GTE's inter-LATA fiber optic network assets or (iii) any rights under GTE's billing and collection contracts and certain other agreements. The JV Company will not assume any liabilities of GTE other than those associated with contracts, employees, customer deposits and certain other assets transferred in connection with the sale. The purchase price will be adjusted to, among other things, (i) reimburse GTE for certain pre-closing costs and (ii) compensate the JV Company if GTE fails to attain certain specified pre-closing capital expenditure targets. The aggregate effect of these adjustments in not expected to be material.

Consummation of the JV Company's  acquisition is subject to, among other things,
(i) the receipt of approvals from the Federal Communications Commission and the Public Service Commission of Wisconsin, (ii) compliance with the notification and waiting period requirements under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, (iii) the receipt of various third party consents, including releases from GTE bondholders terminating liens on the transferred assets, and (iv) various other customary closing conditions. On behalf of the JV Company, the Registrant has posted a letter of credit that will entitle GTE to receive approximately $8.5 million if the acquisition is not consummated under certain specified conditions, including the JV Company's incapacity to finance the transaction.

Purchase by the  Registrant.  Under a preliminary  letter of intent dated August
---------------------------
19, 1999, the Registrant has agreed in principal to purchase from GTE telephone access lines in Wisconsin in exchange for $195 million, subject to certain adjustments described below. The assets to be purchased by the Registrant will include all telephone access lines (which numbered approximately 64,800 as of December 31, 1998) and related property and equipment comprising GTE's local exchange operations in 42 exchanges in predominantly rural and suburban markets throughout Wisconsin, substantially all of which are adjacent to properties currently owned and operated by the Registrant.

Under the preliminary letter of intent, the parties have agreed to use good faith efforts to negotiate and enter into a definitive asset purchase agreement substantially similar to the agreement dated June 29, 1999 between the Registrant and affiliates of GTE Corporation (which is filed as Exhibit 99 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, and which is referred to hereinafter as the "June Agreement").
Each party is entitled to terminate the letter of intent under certain circumstances, including the right of the Registrant to terminate the letter of intent if the Registrant does not timely receive reasonably satisfactory schedules. Assuming the parties are able to reach agreement on a final definitive agreement substantially similar to the June Agreement, (i) consummation of the acquisition would be subject to the receipt of the approvals outlined above under the heading "Purchase by Joint Venture Company," (ii) the $195 million purchase price would be subject to adjustments similar to those outlined above under such heading, and (iii) the Registrant would be committed directly or indirectly to pay GTE approximately $9.75 million if the acquisition is not consummated under conditions substantially similar to those referenced in the June Agreement, including the Registrant's incapacity to finance the transaction.

Additional  Information.  Additional  information  regarding the above-described
-----------------------
transactions is set forth in the Registrant's press release dated August 19, 1999, which is filed as Exhibit 99.1 hereto and is incorporated in its entirety (including all cautionary statements relating to the Registrant's forward-looking statements) by reference herein.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                CENTURYTEL, INC.



                                          By:  /s/  Neil A. Sweasy
                                             -----------------------------
                                                    Neil A. Sweasy
                                             Vice President and Controller
Dated:  August 25, 1999